Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	SMTEK INTERNATIONAL, INC.
Kirk A. Waldron, CFO
(805) 532-2800, ext. 111
kwaldron@smtek.com

SMTEK INTERNATIONAL, INC. REPORTS

FOURTH QUARTER & 2003 FISCAL YEAR-END RESULTS

Second and Third Quarter Restatement for Bad Debt Recovery

Previously Reported Net Loss is Improved by Restatements

MOORPARK, Calif. (September 29, 2003) - SMTEK International, Inc. (Nasdaq: SMTIC), a provider of electronics manufacturing services (EMS), today announced results for its fourth quarter and year ended June 27, 2003. For the fourth quarter of fiscal 2003, SMTEK reported revenue of $20.2 million and net income of $1.2 million or net income per diluted share of $0.52, as compared to revenue of $16.2 million and net loss of $2.3 million or net loss per diluted share of $1.02 for its fourth quarter of fiscal 2002.  SMTEK also reported fiscal year 2003 revenue from continuing operations of $70.7 million and a net loss of $4.6 million or net loss per diluted share of $2.02, as compared to revenue from continuing operations of $64.6 million and a net loss of $6.0 million or net loss per diluted share of $2.62 for its fiscal year 2002.  Fiscal 2003 and 2002 revenue does not include $6.3 million and $9.7 million of revenue, respectively, from its discontinued Europe operations.

Commenting on the 2003 fourth quarter results and the continued positive trend, Edward J. Smith, President and Chief Executive Officer said, “We are very pleased to report positive results for the fourth quarter and we remain encouraged by the momentum that this provides us as we enter our new fiscal year. Although  fiscal year 2003 was challenging, our management group and employees stayed the course in successfully implementing our new business strategies and initiatives.”

He further added, “We now embark on a year where our expectations are shifting from ensuring viability to further improving operating performances, fiscal prudence, and increasing revenue levels. We believe we are positioned to benefit when the uncertain economic conditions in our market improve”.

SECOND AND THIRD QUARTER RESTATEMENT

The Company has restated its operating results for the 2nd quarter of fiscal year 2003 due to a revision at the settlement date of its estimate of fair value of certain restricted common stock that it received in settlement of a bad debt from a former customer. As reported in SMTEK’s report on Form 10-K filed on September 25, 2003, net losses were restated to $3,542,000 and $4,745,000 or net loss per diluted share of $1.55 and $2.08, for the three and six month periods ended December 31, 2002, respectively, thereby improving net losses previously reported as $3,878,000 and $5,081,000 or net loss per diluted share of $1.70 and $2.23, for the same periods. The Company will be filing amended quarterly reports on form 10-Q for both the 2nd and 3rd quarter of fiscal 2003 as soon as possible.

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About SMTEK International, Inc.

Headquartered in Moorpark, California, SMTEK International, Inc. is an electronics manufacturing services provider serving original equipment manufacturers in the industrial instrumentation, medical, telecommunications, security, financial services automation, aerospace and defense industries.  We provide integrated solutions to original equipment manufacturers across the entire product life cycle, from design to manufacturing to end-of-life services, for the worldwide low to medium volume, high complexity segment of the electronics manufacturing services industry.  We have five operating facilities with locations in Moorpark, California; Santa Clara, California; Marlborough, Massachusetts; Fort Lauderdale, Florida; and the Ayuttya Province in Thailand. News from SMTEK is located at www.smtek.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor provisions created by those sections.  Any forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are cautioned that forward-looking statements regarding future events and the future performance of SMTEK International, Inc. involve various risks and uncertainties that could cause actual results to differ materially from those described in these statements.

Readers are referred to the documents filed by SMTEK International, Inc. with the Securities and Exchange Commission, including our most recent Reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, for a more complete description of important risk factors and other information with respect to risks and uncertainties relating to the materials in this press release, as well as to other aspects of our business and financial condition.